CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre- Effective Amendment No. 13 to the Registration Statement on Form N-4 (No. 333-177543) (the “Registration Statement”) of our report dated February 18, 2021 relating to the statutory financial statements of The Penn Mutual Life Insurance Company and consent to the use in the Registration Statement of our report dated April 7, 2021 relating to the financial statements of each of the subaccounts of Penn Mutual Variable Annuity Account III indicated in our report. We also consent to the references to us under the headings “Experts” and “Independent Registered Accounting Firm” in such Registration Statement.

Philadelphia, PA

October 26, 2021